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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Sends Letter to Immunomedics Stockholders

Criticizes Immunomedics’ Recent Disingenuous and Misleading Statements

Urges Stockholders to Support Meaningful Change and Put in Place Experienced and Capable Oversight at Board Level

Vote Today on the GOLD Proxy Card for venBio’s Four Highly-Qualified Nominees

NEW YORK (January 18, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today sent a letter to Immunomedics stockholders in connection with venBio’s nomination of four highly-qualified candidates – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and Dr. Behzad Aghazadeh – for election to the Company’s Board of Directors (the “Board”) at the upcoming 2016 Annual Meeting of stockholders, which is currently scheduled to be held on February 16, 2017.

The full text of the letter follows:

January 18, 2017

Dear Fellow Stockholders:

You, our fellow stockholders, are charged with deciding between two very different courses of action at the upcoming 2016 Annual Meeting of Immunomedics stockholders. Will you vote for real change that can unlock value for all stockholders, or will you allow the current leadership of Immunomedics to perpetuate the mistakes of the past? We strongly urge you to choose the first option.

We believe that decisive change is sorely needed to correct the course of strategic missteps, mismanagement, and cronyism that has characterized the management and oversight of Immunomedics. That is why we have proposed a slate of four highly-qualified and credentialed nominees who have direct experience in the specific areas needed to effect change at the Company and unlock value for all stockholders. This includes experience in pharmaceutical development and breast cancer, commercial manufacturing and regulatory issues, pharmaceutical partnering and deal making, and an understanding of the capital markets. We believe that our candidates possess these abilities in spades, while the nominees put forth by Immunomedics do not.

We understand why this has become a contentious situation. However, we are deeply disappointed that Immunomedics’ recent communications have contained a number of falsehoods and inaccuracies related to our efforts to create value for all the Company’s stockholders. This becomes crystal clear under close examination of some of the Company’s recent statements. Let’s look at the claims versus the facts.

✗	Claim: “venBio’s demands for representation and unilateral veto rights are especially unreasonable relative to the size of its stake in the company.”

✓	Fact: As Immunomedics’ largest stockholder, our interests are directly aligned with investors, which is why we are fighting for truly independent representation at the Board level, as evidenced by the fact that three of our four nominees are independent of venBio.

o	We believe that the track record of Immunomedics’ current Board and management shows they are a direct obstacle to maximizing value for all stockholders.

o	Based on this belief, the only way to create value for all investors is to remove the obstacles. This requires having independent and experienced stockholder representatives on the Board in a substantial capacity to directly impact outcomes.

o	There are no second chances in this situation. The right Board and leadership are needed not only to achieve a strong partnership deal that unlocks the full value of Immunomedics’ IMMU-132 asset, but also to oversee the successful execution of any deal and the growth of the Company moving forward. That is why we believe our slate of highly-qualified and experienced candidates are the right choice, at the right time, for Immunomedics.

✗	Claim: “venBio’s actions and stated plans could have unintended consequences by triggering statutory and contractual change of control provisions…”

✓	Fact: The Company’s suggestions that venBio’s actions would trigger various change in control provisions are flat out wrong, highly misleading, and are a transparent attempt to scare stockholders into giving them support.

o	Immunomedics states a change in composition of the Board could lead to a loss of the Company’s net operating loss carryforwards (“NOLs”). The truth is that a change in the Board does NOT affect the Company’s NOLs. Merely electing venBio's nominees has nothing to do with the NOLs, as even a minimal tax analysis by the Company would have revealed. As part of the Company's scare tactics, they are even willing to mislead stockholders as to the actual amount of available NOLs, overstating them by what we believe is more than $100 million.[1]

o	While the Company correctly notes that equity awards would accelerate for employees, what the Company neglects to mention is that the current Board has the ability to avoid this situation, simply by passing a resolution endorsing venBio’s nominees immediately before the date of election for the narrow purpose of those agreements. Therefore, ultimately triggering accelerated vesting is up to the Board and their willingness to act in the best interest of their stockholders.

o	Additionally, the Company states it would be “forc[ed]” into making “significant payments of up to $15 million from change of control provisions in management employment contracts.” Not only are a large portion of such payments avoidable if, as discussed above, the incumbent Board endorses venBio’s nominees, but also the suggestion here

1 venBio’s legal analysis shows that Immunomedics’ claim of $397.2 million of income that can be offset by NOLs is $108.5 million greater than the true number, $288.7 million. The $108.5 million discrepancy simply constitutes state tax NOLs—those NOLs that offset the same income as the $288.7mm of the Federal NOLs, just in a smaller amount.

that the Company is not capable of paying the golden parachutes that it awarded to management (which at that point constituted 40% of the Board) is a perfect example of how the Board has completely failed to act as a good fiduciary for all stockholders, and exemplifies the degree to which it has focused solely on enriching itself. If paying out these golden parachutes would have such deleterious effects on the Company, why did the Board agree to them or allow the Company to get to be in such bad financial straits that they couldn’t afford the payments?

o	To be perfectly clear, venBio is not seeking a “change in control” in the way characterized by Immunomedics, and we are not a private equity firm engaging in this proxy contest to sell the company or take it private. venBio is a New York-based investment manager seeking board representation at a company we believe needs change in order to benefit all stockholders.

✗	Claim: “We believe that, the venBio nominees, if elected, would delay the progress of IMMU-132 by up to two years…”

✓	Fact: This claim is completely baseless and false.

o	There is no evidence that changes at the Board level would delay approvals for IMMU-132.

o	A delay would only be certain if the Company or its principals took intentional steps to harm stockholders, such as through a “loss of key personnel in clinical, CMC, regulatory, science, and administration.” This is more of a threat than an indication of what would happen—at no point would a change in composition of the Board necessarily lead to a loss in key personnel. So again, Immunomedics is relying on threatening its own stockholders with negative outcomes that could only be guaranteed by self-sabotage on the part of the existing Board and management.

o	If our campaign is successful, our goal would be to ensure employee continuity, and we would strive to help the hard-working and loyal employees of Immunomedics reach the financial and scientific successes they deserve. This shared success across the organization is in stark contrast to the self-enrichment policies characterizing how the current management and Board have operated.

✗	Claim: “venBio rejected [. . .] alternative proposals, stating that it will not back down from its full demands.”

✓	Fact: The Company claims we were unreasonable in settlement negotiations when we have negotiated in good faith.

o	We completely disagree with the Company’s attempts to paint us as unreasonable negotiators. We negotiated in good faith under agreed confidentiality and made a counter proposal at the invitation of the Company's advisors. In stark contrast, the Company unilaterally ended negotiations the night after soliciting our proposal for resolving this situation, unilaterally determined to make public details of the negotiations in what we believe is a jaded fashion and while now claiming to be open to compromise, turned around and suddenly nominated a slate of directors.

✗	Claim: “In fact, our newly appointed Vice Chairman and future Chairman, Jason Aryeh, was initially sought out by venBio as a potential candidate for the venBio slate of nominees.”

✓	Fact: We never asked Jason Aryeh to join our slate of nominees.

o	While we discussed Immunomedics informally with Jason Aryeh prior to deciding to take action at the Company, we never offered Mr. Aryeh a position on our slate of nominees.

o	In fact, not only did venBio never offer Mr. Aryeh a place on our slate, on not one but several occasions we made it clear to the Company, its financial advisors and Mr. Aryeh himself that we would not find him to be a suitable board candidate or Chairman for Immunomedics. We made clear this was due to his lack of sufficient scientific, regulatory or pharmaceutical manufacturing expertise – key areas of need for the Company at this time.

o	As a result, we take issue with the statement in the Company’s press release that they believe that “venBio must implicitly support Mr. Aryeh." For all the reasons stated above, this assumption is inaccurate. Let us be explicit: we do not support Mr. Aryeh as a director or Chairman for Immunomedics.

o	On a related note, we are surprised that despite having engaged a search firm and ostensibly conducting a search “process” for potential directors, Immunomedics has put forth a slate of individuals who are highly interconnected and who in several cases have existing relationships with each other and the Company’s advisors from prior enterprises.

✗	Claim: “…they shockingly don't even want to allow any stockholders besides them to have the right to vote on any strategic transaction.”

✓	Fact: This statement is designed to confuse stockholders and belies a complete misunderstanding of how pharmaceutical partnership deals are forged.

o	It is the norm for partnership deals to be voted on by a company’s board but not be subject to a full vote of all stockholders. This is because, unlike in an M&A transaction, potential partners predominantly are not amenable to negotiating for a transaction that will be atypically opened to the unnecessary delay and uncertainty of a shareholder vote process.

o	The Company falsely suggests that a Board comprised of our nominees would vote on such a deal as a means for us to control any transaction. This repeats the false implication that we are seeking control of the Company when in fact venBio will only have one nominee on the Board.

Ultimately, we want what is best for all stockholders, and we believe our extremely well-qualified nominees have what it takes to achieve this. The bottom line is that the slate of nominees proposed by Immunomedics represents the same cronyism and lack of credibility that have characterized the Company’s leadership to date. This slate is comprised of individuals who are highly interconnected and would lack the independence needed to improve corporate governance and enhance oversight of management. Furthermore, they lack the important skills and experience needed to reach a deal to maximize the value of IMMU-132 or to understand the complexities of assessing potential offers. As we have made clear, we believe the following areas of expertise are needed in a slate of nominees for the Board of Immunomedics:

●	Pharmaceutical Development Background and Breast Cancer Expertise

●	Commercial Manufacturing Expertise
●	Regulatory Expertise
●	Good Management Skills and Corporate Governance Know-How
●	Pharmaceutical Partnering/Deal Making Experience
●	Capital Markets Expertise

Our highly-qualified nominees – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and me – collectively satisfy all of these requirements and would be well-placed to work to the benefit of all Immunomedics stockholders.

Now is the time for change at Immunomedics in order to maximize the value of the Company’s assets, especially IMMU-132, and take steps to end the array of strategic missteps and failures at the Company. We strongly urge you to support our four nominees for the Board in order to build true and lasting value for all stockholders.

Vote FOR all four of our Nominees on the GOLD Proxy Card Today.

Sincerely,

Dr. Behzad Aghazadeh

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.